Exhibit (H)(10)

SUB-ADMINISTRATION SERVICES AGREEMENT

THIS SUB-ADMINISTRATION SERVICES AGREEMENT (this “Agreement”) is made this 31st day of December, 2014, by and among Wisconsin Capital Funds, Inc., a Wisconsin corporation (the “Corporation”), SVA Plumb Wealth Management, LLC, a Wisconsin limited liability company (“SVAPWM”), and Wisconsin Capital Management, LLC, a Wisconsin limited liability company (“WISCAP”).

WITNESSETH

WHEREAS, the Corporation is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, SVAPWM and WISCAP are registered as investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, WISCAP currently provides administrative and accounting services to the Corporation pursuant to the terms of an Amended and Restated Administrative and Accounting Services Agreement between WISCAP and the Corporation dated as of September 1, 2010 (the “Administrative and Accounting Services Agreement”);

WHEREAS, the Administrative and Accounting Services Agreement provides that WISCAP may utilize the services of qualified subcontractors in performing its duties under such agreement; and

WHEREAS, WISCAP desires to retain SVAPWM as a sub-administrator to provide services to WISCAP and the Corporation in support of WISCAP's duties and obligations under the Administrative and Accounting Services Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.            Appointment of SVAPWM as Sub-Administrator. WISCAP hereby appoints SVAPWM as a sub-administrator on the terms and conditions set forth in this Agreement, and SVAPWM hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of SVAPWM shall be confined to those duties and obligations expressly agreed to between WISCAP and SVAPWM and described on Exhibit A attached hereto (the "Services"), and shall not be expanded, and no implied duties are assumed by or may be asserted against SVAPWM hereunder. Notwithstanding this appointment, WISCAP shall remain fully responsible for the Services pursuant to the terms of the Administrative and Accounting Services Agreement.

2.            Performance of Services:

(i)          SVAPWM shall maintain such staff and employ or retain such personnel and consult with such other persons as shall from time to time be reasonably necessary to perform the Services. SVAPWM shall provide such office space, facilities, equipment and other assets and resources as shall be reasonably necessary to perform the Services.

(ii)         SVAPWM, in the performance of its duties hereunder, shall act in conformity with the Corporation's Articles of Organization and Bylaws, the Prospectus, Statement of Additional Information and Registration Statement of each mutual fund series created by the Corporation, the codes, policies and procedures maintained by the Corporation and applicable to the Services, and the instructions and directions of WISCAP, so long as such instructions and directions are legal, and shall comply with and conform to the requirements of the 1940 Act and all other applicable federal and state laws, regulations and rulings.

3.          Expenses. During the term of this Agreement, SVAPWM will pay all costs incurred by it in connection with the performance of the Services except as otherwise expressly provided herein.

4.          Compensation. SVAPWM shall provide the services set forth in this Agreement to WISCAP without charge.

5.          Duration and Termination. This Agreement shall be effective concurrently with the closing of the transaction contemplated by that certain Purchase Agreement dated December 31, 2014 by and among SVAPWM, WISCAP and TGP, Inc. (the “Effective Date”), and shall continue in full force and effect until the second anniversary of the Effective Date; provided, however, that the Corporation may terminate this Agreement at any time upon giving 60 days’ prior written notice to the other parties. Thereafter, recognizing that Thomas G. Plumb is the President of SVA Plumb Financial, LLC and SVA Plumb Wealth Management, LLC and will also be involved in the operation of and will be compensated by WISCAP, the decision to extend this Agreement beyond the first term of two years shall be delegated to and made by the SVAPWM Board of Directors. This Agreement shall not automatically renew.

6.          Nonexclusivity. The services of SVAPWM to WISCAP and the Corporation hereunder are not to be deemed exclusive, and SVAPWM shall be free to render similar services to others.

7.          Standard of Care; Indemnification; Limitation of Liability.

(i)          Neither SVAPWM, nor any of its directors, officers, shareholders, agents or employees shall be liable to the Corporation, WISCAP or any of their shareholders for any action taken or thing done by it, or its subcontractors or agents, on behalf of the Corporation and/or WISCAP in carrying out the terms and provisions of this Agreement if done in good faith without gross negligence or misconduct on the part of SVAPWM, its subcontractors, or agents. Nothing in this Agreement shall be construed to protect SVAPWM or its directors, officers, shareholders, agents or employees from liability to the Corporation, WISCAP or any of their shareholders to which SVAPWM would otherwise be subject by reason of its breach of this Agreement, will misfeasance, bad faith, or gross negligence, in the performance of SVAPWM’s duties, or by reason of SVAPWM’s reckless disregard of its obligations and duties under this Agreement.

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(ii)         WISCAP shall indemnify and hold harmless SVAPWM from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that SVAPWM may sustain or incur or that may be asserted against SVAPWM by any person arising out of any action taken or omitted to be taken by it in performing the Services hereunder, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to SVAPWM's refusal or failure to comply with the terms of this Agreement or from its willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of WISCAP, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term "SVAPWM" shall include SVAPWM's directors, officers, shareholders, agents, and employees.

(iii)        SVAPWM shall indemnify and hold the Corporation and WISCAP harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Corporation and/or WISCAP may sustain or incur or that may be asserted against the Corporation and/or WISCAP by any person arising out of any action taken or omitted to be taken by SVAPWM as a result of SVAPWM's refusal or failure to comply with the terms of this Agreement, or from its willful misfeasance, bad faith, or gross negligence in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of SVAPWM, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term "Corporation and WISCAP" shall include the directors, officers, shareholders, agents, and employees of the Corporation and WISCAP.

(iv)        No party to this Agreement shall be liable to the others for special or punitive damages under any provision of this Agreement.

8.          Proprietary and Confidential Information. SVAPWM agrees on behalf of itself and its directors, officers and employees to treat confidentially and as proprietary information of the Corporation and/or WISCAP, as the case may be, all records and other information relative to the Corporation and its shareholders and/or WISCAP and its clients, and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder. Further, SVAPWM will adhere to the privacy policies adopted by the Corporation and WISCAP and will have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Corporation and its shareholders and/or WISCAP and its clients.

9.          Records. SVAPWM shall keep records relating to the Services in the form and manner, and for such period, as it may deem advisable and is agreeable to the Corporation and WISCAP, but not inconsistent with the rules and regulations of appropriate government authorities. SVAPWM agrees that all such records prepared or maintained by SVAPWM relating to the Services are the property of the Corporation and/or WISCAP and will be preserved, maintained and made available in accordance with applicable rules and regulations and will be promptly surrendered to the Corporation and/or WISCAP upon request. Upon the termination of this Agreement for any reason, SVAPWM may tender or deliver to Corporation,

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or at Corporation’s discretion, a record storage facility, for storage any records in SVAPWM’s possession pertaining to the Services provided herein. Corporation shall be responsible for all charges associated with the transfer of records pursuant to this provision. Subsequent to transfer pursuant to this provision, SVAPWM shall have no further responsibility for storage or safekeeping of such records and SVAPWM shall have no responsibility for responding to inquiries concerning information contained in such records.

10.          Assignment. No party may assign this Agreement or any interest hereunder either voluntarily or involuntarily, by operation of law or otherwise, without the prior consent of the other parties.

11.          Headings. The headings and captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

12.          Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

13.          Construction, Governing Law. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Wisconsin and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, any of the parties to do anything in violation of any applicable laws or regulations.

14.          Complete Agreement. This Agreement expresses the complete agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement between the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first written above.

WISCONSIN CAPITAL FUNDS, INC.

By:	/s/ Thomas G. Plumb
President

SVA PLUMB WEALTH MANAGEMENT, LLC

By:	/s/ Thomas G. Plumb
President

WISCONSIN CAPITAL MANAGEMENT, LLC

By:	/s/ Thomas G. Plumb
Thomas G. Plumb, President

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Exhibit A

The Services to be provided by SVAPWM hereunder are described in Section 2 of that certain Amended and Restated Administrative and Accounting Services Agreement dated as of September 1, 2010 by and between the Corporation and WISCAP (the “Administration and Accounting Services Agreement”). For purposes of this Agreement, SVAPWM shall provide all of the services WISCAP is obligated to provide under Section 2 of said Administration and Accounting Services Agreement.

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